Exhibit 3.3  --  Amended Articles

              ROSS MILLER
              Secretary of State
{STATE SEAL}  204 North Carson Street, Ste 1
              Carson City, Nevada 89701-4299
              (775) 684-5708
              Website: secretaryofstate.biz

                                Filed in the office of   Document Number
                                /s/ Ross Miller          20070128676-29
                                Ross Miller              Filing Date and Time
                                Secretary of State       02/23/2007 3:44PM
                                State of Nevada          Entity Number
                                                         E0580752006-0

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-       Certificate of Amendment      -
- (PURSUANT TO NRS 78.385 AND 78.390) -
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USE BLACK INK ONLY - DO NOT HIGHLIGHT      ABOVE SPACE IS FOR OFFICE USE ONLY


            Certificate of Amendment to Articles of Incorporation
                      For Nevada Profit Corporations
        (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)


1. Name of corporation:

   Tone in Twenty (Entity Number E0580752006-0)

2. The articles have been amended as follows (provide article numbers, if available):

   The Articles of Incorporation are hereby amended by deleting the existing
   ARTICLE III and replacing it in its entirety with the following amendment:

   ARTICLE III: Authorized Shares

   The total authorized capital stock of the corporation shall be as follows:

   One Hundred Ninety-Five Million (195,000,000) authorized shares of Common Stock with a par value of $0.001, all of which shall be entitled to voting power of one vote per share.

   Five Million (5,000,000) authorized non-voting Series A Preferred Shares with a par value of $0.001 per share. These Series A Preferred shares shall be designated as "Callable and Convertible Preferred Stock."
   (See continuation on attachment)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is:
   100% in favor.
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4. Effective date of filing (optional):
                                        --------------------------------
                                        (must not be later than 90 days
                                        after the certificate is filed)

5. Officer Signature (Required):   X /s/ Dan Eiden
                                   ---------------------

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.


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Attachment to Certificate of Amendment
Tone in Twenty (Entity Number E0580752006-0)
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The corporation has the right to call for and purchase these shares at any time, within twelve months of issue, either at par value or at a slight premium above par value, or if corporation should designate that these shares are deemed not callable, the holders of these non-voting Series A Preferred Shares shall have the right to cause the corporation to redeem shares for Common Stock at any time. Each holder of the non voting Series A Callable and Convertible Preferred Stock shall have the right to convert all or any portion of such shares as such holder desires to convert, into shares of the Common Stock of the corporation, as follows: each share of Series A Convertible Preferred Stock can be exchanged for two hundred (200) shares of Common Stock of the corporation.


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